Exhibit 12

                  Dickstein Shapiro Morin & Oshinsky LLP
                             2101 L Street, NW
                        Washington, DC  20037-1526
                 Tel: (202) 785-9700 * Fax: (202) 887-0689

                               May 30, 1997


Municipal Securities Income Trust, on behalf of its portfolio, Federated New York Municipal Income Fund
Federated Investors Tower
Pittsburgh, Pennsylvania  15222-3779

William Penn Interest Income Fund, on behalf of its portfolio,
New York Tax-Free Income Portfolio
2650 Westview Drive
Wyomissing, Pennsylvania  19610

Ladies and Gentlemen:

        You have requested our opinion concerning certain federal income tax consequences of a transaction (the "Reorganization") in which all of the assets of New York Tax-Free Income Portfolio (the "Acquired Fund"), a portfolio of William Penn Interest Income Fund, a Pennsylvania common law trust (the "Pennsylvania Trust"), will be acquired by Municipal Securities Income Trust, a Massachusetts business trust (the "Trust"), on behalf of its portfolio, Federated New York Municipal Income Fund (the "Acquiring Fund"), in exchange solely for Class F Shares of the Acquiring Fund (the "Acquiring Fund Shares"), and the assumption by the Acquiring Fund of certain liabilities of the Acquired Fund. The Acquiring Fund Shares will thereafter be distributed to the shareholders of the Acquired Fund (the


Municipal Securities Income Trust
May 30, 1997
Page 2

"Acquired Fund Shareholders") in liquidation of the Acquired Fund. The terms and conditions of this transaction are set forth in an Agreement and Plan of Reorganization dated March 25, 1997 between the Trust, on behalf of the Acquiring Fund, and the Pennsylvania Trust, on behalf of the Acquired Fund (the "Agreement"). This opinion is rendered to you pursuant to paragraph 8.5 of the Agreement.
        Both the Trust and the Pennsylvania Trust are open-end, management investment companies which qualify as regulated investment companies described in Section 851(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Acquired Fund and the Acquiring Fund are engaged in the business of investing in professionally managed portfolios of New York municipal securities.
        We have reviewed and relied upon the Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the Reorganization, the certificates provided to us by the Trust and the Pennsylvania Trust in connection with the rendering of this opinion, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.
        Based upon and subject to the foregoing, and assuming that the Reorganization will take place as described in the Agreement, we are of the opinion that, for federal income tax purposes:
               The transfer of all of the Acquired Fund assets in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain liabilities of the Acquired Fund, and the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders in liquidation

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Municipal Securities Income Trust
May 30, 1997
Page 3

of the Acquired Fund will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code;
               No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain liabilities of the Acquired Fund;
               No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain liabilities of the Acquired Fund, or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their shares of the Acquired Fund;
               No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund shares for the Acquiring Fund Shares;
               The tax basis of the Acquired Fund assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization;
               The tax basis of the Acquiring Fund Shares received by each of the Acquired Fund Shareholders pursuant to the Reorganization will be the same as the tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization;



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May 30, 1997
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               The holding period of the assets of the Acquired Fund in
the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund; and
               The holding period of the Acquiring Fund Shares received by each Acquired Fund Shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided the Acquired Fund shares were held as capital assets on the date of the Reorganization).
        This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively. There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service. We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.
        The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement, and to the references to this firm and this opinion in the Prospectus/Proxy Statement which is contained in the Registration Statement.

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Municipal Securities Income Trust
May 30, 1997
Page 5

                              Very truly yours,



                              /s/ Dickstein Shapiro Morin & Oshinsky LLP